Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-239959 and 333-230407) and Form S-3 (No. 333-233595 and 333-230551) of The Walt Disney Company of our report dated November 25, 2020, except for the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is April 1, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company’s Current Report on Form 8-K dated April 1, 2021.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 1, 2021